Exhibit 10.27

Mary Beth Gustafsson
33 Saint Austin’s Place
Staten Island, NY 10310

Dear Mary Beth,
This letter is intended to amend the terms of your employment previously agreed to by you and ITT Inc. (the “Company”) in the offer letter dated December 28, 2013 (the “Offer Letter").
Effective as of December 31, 2022, your new title and position shall be Senior Vice President and Business Advisor. In this position you will continue to report to the Chief Executive Officer and President.
The date of your retirement from employment with the Company will be March 6, 2024, unless your employment with the Company terminates prior to that date (such termination date, the “Retirement Date”).
Following are the agreed upon terms:
•Your annual base salary in your new role as of January 1, 2023 remains $526,000.
•You will continue to be eligible to receive a discretionary cash bonus for fiscal year 2022 pursuant to the ITT Annual Incentive Plan, and for fiscal year 2023 consistent with that Plan’s terms, with the same design and targets as you are currently subject to. Your annual cash incentive target will remain unchanged at 75% of your annual base salary through the Retirement Date. Achievement of the 20% individual performance component will be based on criteria determined by, and in the discretion of, the Company’s Chief Executive Officer and President, and the Compensation and Human Capital Committee of the Board of Directors. Any such cash bonus awarded for fiscal years 2022 and 2023 will be paid at the time the Company regularly makes such annual bonus payments to employees (and, except as provided below, subject to your continued employment). You will not be eligible for a cash bonus for time employed with the Company during fiscal 2024.
•You will receive a long-term incentive award pursuant to the 2011 Omnibus Incentive Plan at the time the Company regularly grants such awards in March 2023, which will have a target value of $800,000 and the same mix of Restricted Stock Units and Performance Units as are granted to other senior vice presidents of the Company. Except as provided below, this award will be subject to your continued employment and the terms of the 2011 Omnibus Incentive Plan. You will not be eligible for any further long-term incentive award grants after such grant.
•You will remain eligible for 5 (five) weeks of annual vacation. Any accrued and unused vacation will be paid to you at the time of retirement.
•You will remain eligible for the annual financial planning and tax preparation reimbursement of up to $15,000 for both 2023 and 2024. All paid receipts must be submitted to ITT for reimbursement by December 15, 2024.
If you voluntarily terminate your employment with the Company, or if the Company terminates your employment for Cause (as defined below), in each case at any time prior to March 6, 2024, you will not be entitled to any of the compensation set forth above which has not already been paid to you, and any and all equity awards previously granted under the 2011 Omnibus Incentive Plan which are outstanding at the time of such termination will be governed by the terms of such awards.

Exhibit 10.27
If the Company terminates your employment without Cause, at any time prior to March 6, 2024, you will receive the compensation set forth above as if you remained employed until March 6, 2024 (provided that the payment of any compensation that would otherwise be a short-term deferral under Section 409A of the Internal Revenue Code shall be made no later than the applicable deadline to remain exempt from such Section).
For purposes of the foregoing, “Cause” shall mean (a) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (b) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (c) engagement in any activity that you know or should know could harm the business or reputation of the Company or an affiliate; (d) material failure to adhere to the Company’s or its subsidiaries’ or affiliates’ corporate codes, policies or procedures as in effect from time to time; (e) willful failure to perform your assigned duties, repeated absenteeism or tardiness, insubordination, or the refusal or failure to comply with the directions or instructions of your supervisor, as determined by the Company; (f) violation of any statutory, contractual, or common law duty or obligation to the Company or an affiliate, including, without limitation, the duty of loyalty; or (g) material breach of any confidentiality or non-competition covenant entered into between you and the Company or an affiliate. The determination of the existence of Cause shall be made by the Company in good faith, and such determination shall be conclusive for purposes of this letter agreement. For the avoidance of doubt, you are permitted to work from home unless otherwise requested.
You acknowledge that the compensation set forth above is all of the compensation that you are entitled to receive from the Company with respect to your employment through the Retirement Date (other than any benefits provided under the written terms of an ERISA-covered employee benefit plan other than any severance plan), and that you shall not be entitled to any additional amounts, including any severance or other payments pursuant to the ITT Senior Executive Severance Pay Plan or any other Company severance plans or practices (other than the ITT Senior Executive Change in Control Severance Pay Plan, which shall continue to apply in accordance with its terms). Any and all equity awards previously granted under the 2011 Omnibus Incentive Plan that are outstanding at the Retirement Date will be governed by the terms of such awards.
In your new role, you will not be considered an “executive officer” under Rule 3b-7 under the Securities Exchange Act of 1934 or an “officer” of the Company under Rule 16a-1(f) of the Securities Exchange Act of 1934.
Except as explicitly amended by this letter agreement, the Offer Letter shall continue in full force (as modified and implemented in accordance with the Company’s practices as of immediately prior to the date of this letter). Nothing contained herein alters your status as an employee at-will. This letter agreement shall not be modified in any way except by a writing subscribed to by both parties.

/s/ Luca Savi
Luca Savi            Date: 02/14/2023

Agreed to by:
/s/ Mary Beth Gustafsson
Mary Beth Gustafsson        Date: 02/14/2023